10.19

JOINT VENTURE FRAMEWORK AGREEMENT

This Joint Venture Framework Agreement (“Agreement”) is entered into on this 20th day of November, 2013 by and between Photronics, Inc., a corporation organized under the laws of the state of Connecticut, U.S.A. with its principal place of business at 15 Secor Road, Brookfield, Connecticut, U.S.A. (“Photronics”) and Dai Nippon Printing Co., Ltd., a corporation organized under the laws of Japan with its principal place of business at 1-1, Ichigaya Kagacho 1-chome, Shinjuku-ku, Tokyo, Japan (“DNP”). (Photronics and DNP are hereinafter individually a “Party” and collectively the “Parties”.)

1.	Objective

1.1	The objectives of this Agreement are to set forth the agreements between the Parties to effect (a) the acquisition by Photronics Semiconductor Mask Corp., a subsidiary of Photronics organized under the laws of Taiwan, the Republic of China (hereinafter “ROC” or “Taiwan”) with its current principal place of business at 1F, No. 2, Lising Road, Hsinchu City, Hsinchu Science Park, Taiwan (“PSMC”) of DNP Photomask Technology Taiwan Co., Ltd., a subsidiary of DNP organized under the laws of Taiwan with its principal place of business at No.6, Lising 7th Rd., East District, Hsinchu City 30078 Hsinchu Science Park, Taiwan (“DPTT”), by way of a statutory merger under the laws of Taiwan whereby PSMC shall survive (the “Business Combination”); (b) the issue of shares of PSMC to DNP as consideration for the Business Combination; and (c) the execution of the Transaction Agreements (defined below).

1.2	For the purposes of this Agreement, the term “Transaction Agreements” shall refer to the following documents (as each is defined herein):

(a)            this Agreement;

(b)            the Merger Agreement, the form of which is attached hereto as Exhibit 1-1;

(c)            the Joint Venture Operating Agreement, the form of which is attached hereto as Exhibit 1-2;

(d)            the Outsourcing Agreement, the form of which is attached hereto as Exhibit 1-3;

(e)            the License Agreement between Photronics and PSMC, the form of which is attached hereto as Exhibit 1-4; and

(f)             the License Agreement between DNP and PSMC, the form of which is attached hereto as Exhibit 1-5 (together with the License Agreement between Photronics and PSMC hereinafter “License Agreement”).

The term “Joint Venture Agreements” shall refer to the agreements referred to in items (a), (c), (d), (e) and (f) above in this Section.

1.3	The schedules and exhibits after duly executed shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include such schedules and exhibits.

1.4	References to “Affiliates” in this Agreement shall refer to, with respect to any person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person, where “control” for the purposes of this definition (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and actions of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

2.	Business Combination in Taiwan

Subject to the applicable laws of the ROC and the restrictions thereunder, the Parties shall use their reasonable efforts, acting in good faith, to carry out each of the steps and tasks relating to the proposed Business Combination, substantially within the respective contemplated timeframe, set forth in the Project Timetable attached hereto as Exhibit 2 (the “Project Timetable”); provided, however, the Parties acknowledge that the Project Timetable is subject to revision and change from time to time and thus, the failure by a Party to accomplish any step or task within the respective preferred timeframe described in the Project Timetable shall not be deemed a material breach, noncompliance or other default of this Agreement if the Party has been reasonably diligent in carrying out such step or task.  In the event of a material delay of the preferred timeframe set out in the Project Timetable, the Parties will promptly meet and discuss in good faith a revised preferred timeframe and amend the Project Timetable in writing.

3.	Cooperation and Support

3.1	The Parties shall use their reasonable best efforts to take or cause to be taken all actions required to consummate the transactions contemplated hereby. In addition, the Parties hereto shall file or supply, or cause to be filed or supplied, all material applications, notifications and information required to be filed or supplied by them pursuant to applicable laws in connection with the transactions contemplated hereby. Each Party hereto shall use its reasonable best efforts to obtain all waivers, consents and approvals from governmental authorities and third parties required to be obtained by such Party for the consummation of the transactions contemplated hereby, other than any waivers, consents and approvals where the failure to obtain such waiver, consent and/or approval, either in any individual case or in the aggregate, would not have a material adverse effect on the transactions contemplated hereby. Each Party hereto shall cooperate in good faith with the other Party hereto in order to achieve the timely consummation of the transactions contemplated hereby.

3.2	Notwithstanding the foregoing, the Parties understand that their communications and activities under the Transactions Agreements are subject to various applicable laws and regulations, including anti-trust and related competition laws. Each of the Parties hereby agree to use its reasonable best efforts to take or cause to be taken all actions required and to work with each other to cause the transactions contemplated hereby to be in compliance with such laws and regulations.

4.	Execution of Transaction Agreements and Regulatory Approval Procedures

4.1	Each of the Parties shall execute the Joint Venture Agreements concurrently with their execution of this Agreement. The Joint Venture Agreements (except for this Agreement) will have an effective date as of the closing of the Business Combination.

4.2	It is understood that Photronics holds approximately 98.63% of PSMC's total issued and outstanding shares as of the date of this Agreement and Photronics plans to make PSMC become, directly or indirectly, a wholly owned subsidiary of Photronics (“Restructuring Transaction”) in accordance with the Project Timetable subject to the proviso of Section 2 hereof. Photronics and DNP agree that they shall respectively cause PSMC and DPTT to sign the Merger Agreement promptly (but in no event later than ten (10) calendar days) after PSMC has become, directly or indirectly, a wholly owned subsidiary of Photronics.

4.3	Subject to the compliance of the Parties in regard to their respective obligations under the Transaction Agreements and except as otherwise agreed by the Parties in writing after the date hereof, the Parties agree that regulatory approvals necessary to consummate the Business Combination are as set forth in the Schedule I of the Merger Agreement.

5.	Representations and Warranties and Further Covenants

5.1	Photronics hereby represents and warrants that each of the representations and warranties set forth in Exhibit 5-1 are true and correct in all material respects as of the date hereof, and as of the closing of the Business Combination.

5.2	DNP hereby represents and warrants that each of the representations and warranties set forth in Exhibit 5-2 are true and correct in all material respects as of the date hereof, and as of the closing of the Business Combination.

5.3	Photronics and DNP further agree on the relevant net working capital of PSMC and DPTT respectively as set forth in the NWC Proposal attached hereto as Exhibit 5-3 (the “NWC Proposal”). Photronics and DNP hereby covenant to, and shall cause PSMC or DPTT, as applicable, to implement and carry out their respective obligations under the NWC Proposal. In the event that there is a need to extract or inject cash by Photronics and/or DNP from PSMC and/or DPTT as the case may be after the closing of the Business Combination according to the NWC Proposal, Photronics and DNP shall make their best efforts to cooperate with each other in good faith to carry out such cash extraction or injection.

5.4	Photronics hereby covenants that it will, and it will also cause PSMC to, and DNP hereby covenants that it will, and it will also cause DPTT to, consummate the terms and the respective obligations set forth in Section 1.9 of the Merger Agreement on the transfer of DPTT employees to the surviving entity resulting from the Business Combination.

5.5	During the period of time between signing this Agreement and the closing of the Business Combination, DNP and DPTT will use best efforts to continue to maintain * to the extent reasonably possible under the circumstances. Furthermore, the Parties (DNP, Photronics along with their subsidiaries PSMC and DPTT) agree to collaborate and apply best effort to * by which the Parties can confirm * from the joint venture company formed as a result of the Business Combination referenced hereunder once it is formed or as soon as practical thereafter under similar * as the current *. Either Party will be under no obligation to consummate the Business Combination until the * is secured. In the event that the * is not secured by March 31, 2014, then each Party has a right to * this Agreement and any other Transaction Agreement by delivering a written notice to the other Party, but in no event such notice shall be delivered to the other Party later than April 14, 2014. A failure to deliver such notice by April 14, 2014 shall be regarded as a waiver of the right to * this Agreement or any other Transaction Agreement in accordance with this Section 5.5, and thereafter, notwithstanding anything to the contrary in this Section 5.5, the * shall not affect in any way the Parties’ obligations to consummate the Business Combination under this Agreement and/or any other Transaction Agreement.

6.	Standstill

6.1	Each of the Parties agree, and undertake to cause their Affiliates, not to sell, pledge, hypothecate, assign, encumber, or otherwise directly or indirectly transfer any of their shares in PSMC or DPTT to any person prior to the closing of the Business Combination; for clarification, this standstill restriction does not apply to any actions taken by Photronics and/or any of its Affiliate(s) to carry out the Restructuring Transaction (including but not limited to the release and re-creation of pledge over PSMC shares currently pledged as described in Section 6.4 (i)).

6.2	The Parties agree, and undertake to cause their Affiliates, not to sell, pledge, hypothecate, assign, encumber, or otherwise directly or indirectly transfer any of their shares in, or any rights to any interest in the surviving entity resulting from the Business Combination, except as otherwise agreed in the Joint Venture Operating Agreement.

6.3	Photronics undertakes to cause PSMC, and DNP undertakes to cause DPTT, commencing with the date first above written and ending as of the date of the closing of the Business Combination:

(a)            to conduct the business in substantially the same manner as heretofore conducted and only in the ordinary course of business, to use its reasonable best efforts to preserve its business organization, and to maintain the existing relations with customers, creditors, business partners and others having business dealings with PSMC and DPTT, respectively;

(b)            not to pass any resolution for its winding up, bankruptcy, re-organization or dissolution or liquidation or apply for the appointment of a receiver, manager or judicial manager or like officer; and

(c)            not to take any of the following actions without the prior written consent of the other Party except for DPTT’s Permitted Capital Increase (as defined in the Merger Agreement), Restructuring Transaction and PSMC’s Permitted Capital Reduction (as defined in the Merger Agreement):

(i)	unless otherwise permitted under Article 1.7 of the Merger Agreement, amend its articles of incorporation or make any material change in any policy on corporate governance, internal control, accounting or the like;

(ii)	issue, sell, transfer, dispose of or create encumbrances over any shares, securities, or options;

(iii)	make a capital increase/reduction or split or combine any of its capital stock or securities;

(iv)	redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or securities;

(v)	enter into any business outside the existing scope of business, change the scope of the existing business or cease carrying on business;

(vi)	sell or otherwise dispose of all or substantially all of its assets to any third party or contract to do so;

(vii)	change its auditors;

(viii)	change its financial year end or tax accounting year end;

(ix)	except in the ordinary course of its business, and except for the acquisition/lease (an related lease liability) of the * from Photronics or one of Photronics’ Affiliates, acquire assets from third parties in excess of US* in the aggregate;

(x)	create or establish any subsidiary, acquire any interest in any other person or entity or enter into any joint venture, business alliance or partnership;

(xi)	except in the ordinary course of its business, make any borrowings, incur any indebtedness or enter into any financial commitments, guarantees or provision of any kind of security;

(xii)	enter into any M&A transaction (such as merger, spin-off, business transfer/assumption and share exchange) other than the Business Combination contemplated under the Merger Agreement; or

(xiii)	make any distribution to its shareholder(s), employees and/or directors/supervisors.

6.4	Notwithstanding anything to the contrary set forth herein or in the Section 7.2.1 of the Joint Venture Operating Agreement, the Parties agree that (i) Photronics’ or its Affiliate(s)’ pledge of PSMC shares for Photronics’ or its Affiliate(s)’ loans existing as of the date hereof (including the revolving or renewal of the same or the new loans substitutive therefor) up to * shares of PSMC, in aggregate, is not subject to the restrictions under this Section 6 and Section 7.2.1 of the Joint Venture Operating Agreement, provided that a change in the ownership of any of such pledged shares as a result of the foreclosure by the pledgor shall constitute a material breach of this Agreement and Section 7.2.1 of the Joint Venture Operating Agreement, and (ii) DPTT’s * prior to the closing of the Business Combination as referred to in Article III of the License Agreement between DNP and PSMC is not subject to the restrictions under this Section 6.

7.	Effectiveness of this Agreement

7.1	This Agreement constitutes binding obligations of each of the Parties and shall take effect as of the date hereof until it has been terminated in accordance with this Section 7.

7.2	This Agreement shall terminate upon the earliest occurrence of one of the following events:

(a)            the written consent of the Parties;

(b)            by written notice delivered by the non-defaulting Party to the Party in default, in the event of any material breach, noncompliance or other default of any provision of this Agreement or any other Transaction Agreement, which, if capable of cure, is not cured within thirty (30) calendar days after receipt by such defaulting Party of a written notice, which shall specify such default, from the non-defaulting Party;

(c)            by written notice from either Party to the other Party hereto, in the event that (i) the Closing (as defined under the Merger Agreement) does not occur on or prior to September 30, 2014 (or such later date agreed by the Parties in writing) or (ii) any of the regulatory approvals necessary to consummate the Business Combination set forth in the Schedule I of the Merger Agreement has been disapproved by the relevant competent authority by a final decision that is unable to be changed by re-application or supplemental filing; or (iii) the * is not secured * and notice is given under Section 5.5 hereof to terminate; and

(d)            upon any termination of the Merger Agreement.

8.	Dispute Resolution

8.1	The Parties hereby agree that any and all claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance, enforcement, breach, termination or validity of this Agreement and/or any other Transaction Agreement (except for the License Agreement for the purpose of this Section 8), shall be first raised * of each of the Parties for discussion and attempt at resolution in good faith among *.

8.2	If, within thirty (30) days (or such shorter time if emergency or exigent circumstances exist) of first raising the issue to the *, the Parties are unable to reach a mutually agreed resolution, then the Parties hereby agree that such claims, disputes or controversies shall be resolved by a binding arbitration, to be held in Taipei at the ROC Arbitration Association (the “Association”), under the ROC Arbitration Law and the Arbitration Rules of the ROC Arbitration Association. Each Party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the Parties involved in the dispute and advanced by them from time to time as required. The arbitrator shall render its final award within six (6) months, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with such arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. To the extent not amended or overturned by appeal to a court of competent jurisdiction pursuant to the Arbitration Law of Taiwan, the decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. The Parties agree that the arbitration proceedings and decisions shall be kept confidential and that any information or documents, including any pleadings or submissions exchanged or produced in such arbitration (including, but not limited to briefs, or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitrator, the Association, the Parties, their counsel and any person necessary to conduct the arbitration, except as may be required in recognition and enforcement proceedings or otherwise permitted under Section 9.1. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any action brought for enforcement of such arbitration clause or any award resulting from arbitration pursuant to this Section 8 or any defense of inconvenient forum for the maintenance of any such action. Each of the Parties hereto agrees that an arbitration award in any such action may be enforced in other jurisdictions by suit on the arbitration award or in any other manner provided by applicable law. The Parties agree that the arbitration proceeding described in this Section 8 is the sole and exclusive manner in which the Parties may resolve disputes arising out of or in connection with this Agreement; provided that the Parties expressly agree that nothing in this Agreement shall prevent the Parties from applying to a court having jurisdiction over any of the Parties to this Agreement for the limited purpose of obtaining temporary and provisional or injunctive relief necessary solely to preserve the status quo or otherwise to prevent irreparable harm to a Party pending the outcome of arbitration. The Parties agree that all arbitration proceeding described in this Section 8 shall be conducted in English with English speaking lawyer(s) and arbitrator(s), and that the number of arbitrator(s) required at such proceeding shall be: (a) one (1) arbitrator in the event that the disputed amount is less than*, or (b) three (3) arbitrators in the event that the disputed amount is equal to or greater than *.

9.	Confidentiality

9.1	Each Party shall not disclose, divulge, provide, publish or provide access to third parties, and will use reasonable efforts to cause its respective Affiliates, officers, directors, members, employees, agents, representatives and advisors (collectively, such party’s “Covered Persons”) not to disclose, divulge, provide, publish or provide access to third parties, unless and solely to the extent (i) compelled to disclose by judicial or administrative process or by other requirements of law or the applicable rules of any national securities exchange or (ii) necessary to enforce claims in a judicial or administrative proceeding, (a) the existence and content of the Transaction Agreements and any information arising from or in connection with the Transaction Agreements and/or the transactions contemplated hereby and (b) all documents and information concerning the Transaction Agreements and the transactions contemplated hereby or furnished by one Party and its Covered Persons (the “Disclosing Party”), to any other Party and its Covered Persons (the “Receiving Party”), except to the extent that such information can be shown by written evidence to have been (A) previously known on a non-confidential basis by the Receiving Party, (B) publicly available through no fault of the Receiving Party, (C) rightfully received from a third party without a duty of confidentiality, (D) disclosed by the Disclosing Party of such information to a third party without a duty of confidentiality on such third party, (E) independently developed by the Receiving Party prior to or without reference to any such documents or information, or (F) disclosed with the prior approval of the Disclosing Party of such documents or information. If this Agreement is terminated for any reason, the confidentiality obligations required by this Section 9 shall survive and be maintained as set forth below, and the Receiving Party shall return to the Disclosing Party, all documents and other materials, and all copies thereof, obtained by the Receiving Party from the Disclosing Party in connection herewith that are subject to this Section 9. The Receiving Party shall use any information obtained herewith that are subject to this Section 9 only in relation to the performance of its obligations under the Transaction Agreements and/or the transactions contemplated hereby. The confidentiality obligations required by this Section 9 shall not apply to disclosures permitted pursuant to Section 9.2 hereof, and all confidentiality obligations required by this Section 9 shall be terminated upon the * of the (i) termination of this Agreement, or (ii) termination or expiration of *, whichever is later.

9.2	Except as agreed by the Parties, each of the Parties agrees that it shall not, directly or indirectly, make or cause any public announcement in respect of the Transaction Agreements or the transactions contemplated hereby without the prior written consent of the other Party, and the Parties agree that they shall undertake not to, and to cause either PSMC or DPTT, as applicable, not to, directly or indirectly, make or cause to be made any such public announcement without the prior written consent of the applicable other Party. Notwithstanding the foregoing, each Party shall be permitted to issue any public announcements or press releases solely to the extent as required by law or the applicable rules of any national securities exchange, provided that a draft of any such public announcement or press release be first provided by the Party who issues such public disclosure to the other Party no later than five (5) Business Days (defined in the Joint Venture Operating Agreement) prior to such required public disclosure; provided further that, in case that reports on Form 8-K need to be filed according to the Securities Exchange Act of 1934 of the United States, such draft shall be provided to the other Party no later than three (3) Business Days.

10.	Expenses

Each Party shall pay its own fees and expenses incurred with respect to the preparation and negotiation of the Transaction Agreements.

11.	Governing Law

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF TAIWAN WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

12.	Indemnification

12.1	Each of the Parties hereby agrees to indemnify the other Party that is not in default under this Agreement and/or any other Transaction Agreement and its Affiliates, directors, supervisors, officers, employees, agents, and successors (collectively the “Non-Breaching Party”) against, and agrees to hold the Non-Breaching Party harmless from, any and all claim, cost, damage, loss, liability and expense (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) of any nature whatsoever suffered or incurred by the Non-Breaching Party resulting from or in connection with a breach of this Agreement and/or any other Transaction Agreement by such Party (each, a “Loss”).

12.2	Procedures for Indemnification.

(a)            The party seeking indemnification under Section 12 hereof (the “Indemnified Party”) agrees to give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder; provided that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  The Indemnifying Party shall not be liable under this Section 12.2 for any settlement of Third Party Claims (as defined below) effected without its consent and in violation of Section 12.2(b) hereof.

(b)            The Indemnifying Party shall be entitled to participate in the defense of any claim asserted by any third party and arising from the breach of obligations under this Agreement and/or any other Transaction Agreement (“Third Party Claim”) and, subject to the limitations set forth in this Section 12.2, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense, provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligations for Loss resulting from such Third Party Claims as provided under this Section 12.2.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled or obligated to assume or maintain control of the defense of any Third Party Claim nor pay the fees and expense of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party and/or willful misconduct or gross negligence of the Indemnified Party, or (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party.

(c)            If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 12.2(b), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of such Third Party Claim.

(d)            The Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ one law firm as separate counsel of its choice for such purpose.  The reasonable fees and expenses of such separate counsel shall be borne by the Indemnified Party, provided that the Indemnifying Party shall not pay the reasonable fees and expenses of such separate counsel, (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim and the Indemnifying Party is not otherwise required to assume control of the defense of such Third Party Claim, or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(e)            The Indemnified Party shall take all reasonable steps to avoid or mitigate its Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable under this Agreement and/or any other Transaction Agreement, including taking all reasonable steps to enforce any claim for indemnification for such Losses under any contract with any third party (including any insurance coverage) that may cover any portion of such Losses.

12.3	Limitations on Indemnification.

(a)            No claim pursuant to this Section 12 may be asserted after the expiration of twelve (12) months from the date of the closing of the Business Combination or March 31, 2015, whichever is later, except with respect to any claims for indemnification with respect to the representations and warranties contained in following Sections:
- as for Exhibit 5-1
A.I.  Photronics Corporate Matters (Sections 1, 2, 4, 5 and 6);
B.I.   PSMC Corporate Matters (Sections 10, 11, 12, 14, 16, 19 and 20);
B.III  PSMC Environmental (Sections 30, 31, 32, 33 and 34);
B.IV  PSMC Compliance with Laws (Sections 37 and 38); and
B.VII PSMC Intellectual Property (Sections 41, 42, 43, 44, 45, 46, 47, 48 and 49)
- as for Exhibit 5-2
A.I.  DNP Corporate Matters (Sections 1, 2, 4, 5 and 6);
B.I.   DPTT Corporate Matters (Sections 10, 11, 12, 13, 15, 18 and 19);
B.III  DPTT Environmental (Sections 32, 33, 34, 35 and 36);
B.IV  DPTT Compliance with Laws (Sections 39 and 40); and
B.VII DPTT Intellectual Property (Sections 43, 44, 45, 46, 47, 48, 49, 50 and 51)
(collectively, the “Fundamental Representations”), each of which shall survive for a period of four (4) years after the date of the closing of the Business Combination or March 31, 2015, whichever is later.

(b)            No indemnity or reimbursement for Losses asserted under this Section 12 shall be required of the Indemnifying Party (i) for any individual Loss (or group of related Losses) that is less than NT* (or its equivalent in other currency, the “Individual Basket”) (provided, that for the avoidance of doubt, any such Loss shall not be applied towards the Basket), (ii) unless and until the aggregate amount of Losses suffered by the Indemnified Party exceeds NT* (or its equivalent in other currency, the “Basket”), at which point, the Indemnifying Party shall be liable only for such Losses in excess of NT*, subject to the other limitations set forth herein, and (iii) to the extent the aggregate amount of all such Losses suffered by the Indemnified Party and indemnified by the Indemnifying Party in excess of NT* (or its equivalent in other currency, the “Cap”); provided that the Individual Basket, the Basket and the Cap shall not be applicable to any Losses asserted in respect of fraud, willful misconduct or gross negligence of the Indemnifying Party or its Affiliates, directors, supervisors, officers, employees, agents, and successors; provided further that the Cap shall not be applicable to any Losses asserted resulting from or in connection with a breach of the Fundamental Representations.

(c)            For the avoidance of doubt, (i) each indemnification obligation set forth in this Section 12 shall be calculated on an after-tax basis; and (ii) all Losses shall be decreased by any recoveries from third parties and any tax benefits relating to such Losses.

(d)            In no event shall either Party or any of its Affiliates, officers, directors, supervisors, employees, agents or assigns be liable for any consequential, incidental, punitive, special, exemplary or other indirect damages, including, by way of example and not limitation, loss of business, profits, use, data, or other economic advantage.

(e)            Notwithstanding the foregoing, Sections 12.3(a) and 12.3(b) shall not apply to any breach or default of the obligations set forth in the Joint Venture Operating Agreement, the Outsourcing Agreement and the License Agreement.

12.4	Sole and Exclusive Remedy.

Without prejudice to other remedy otherwise and expressly provided in other Transaction Agreements which are intended to operate from and after the closing of the Business Combination (including, without limitation, the * under Section * of the License Agreement in respect of the license granted by DNP or Photronics), this Section 12 shall be the sole and exclusive remedy of the Parties for any breach of the representations, warranties, covenants or agreements contained in this Agreement and the Merger Agreement.

13.	Notices

13.1	All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax with electronic confirmation of delivery, as follows:

-	if to Photronics,

Photronics, Inc.
15 Secor Road
Brookfield, CT  06804
Telephone: +1- 203-775-9000
Fax:  *
Attention:  General Counsel

with a copy to:

LCS & Partners
5th floor, Sec. 5, No. 8, Sinyi Road
Taipei, Taiwan, Republic of China
Telephone: +886 2 2729 8000
Fax: *
Attention:  Victor I. Chang, Esq.

-	if to DNP,

Dai Nippon Printing Co., Ltd.
1-1, Ichigaya Kagacho 1-chome, Shinjuku-ku, Tokyo, Japan
Telephone: *
Fax: *
Attention:  General Manager of Fine Electronics Operations

with a copy to:
Lee and Li, Attorneys-at-Law
7F, 201 Tun Hua No. Road
Taipei, Taiwan 10508, R.O.C.
Telephone: +886-2-27153300 ext. 2707/2157
Fax: 886-2-25149841
Attention：Arthur Li/James Huang

or, in each case, at such other addresses as may be specified in writing to the other Party hereto.

13.2	All such notices, requests, demands, waivers and other communications shall be deemed to have been received (a) if by personal delivery on the day after such delivery, (b) if by certified or registered mail, on the fifth business day after the mailing thereof, (c) if by next-day or overnight mail or delivery, on the day delivered or (d) if by fax, on the next day following the day on which such transmission was sent, provided that a copy is also sent by personal delivery, overnight courier or certified or registered mail.

14.	Amendments and Waivers

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by or on behalf of Photronics and DNP.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have pursuant to applicable laws.

15.	Assignment

In no event may any rights or obligations under this Agreement be assigned by either Party to another person without obtaining prior written approval from the other Party.

16.	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

17.	Survival

Unless otherwise indicated by context, Sections 7 to 9 and 11 to 18 and such other sections as are intended by their nature or by their terms to survive any expiration or termination shall survive the expiration or termination of this Agreement.

18.	Miscellaneous

This Agreement shall supersede any previous agreement and understanding between the Parties and all their respective Affiliates with regard to the same subject.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.  This Agreement may be signed in counterparts.

- Remainder of Page Intentionally Left Blank –

For and on behalf of

Photronics, Inc.

By:
Name:  Constantine Macricostas
Title:  Chairman and Chief Executive Officer

For and on behalf of

Dai Nippon Printing Co., Ltd.

By:
Name: Koichi Takanami
Title: Executive Vice President

Framework Agreement Signature Page

  - Exhibit 1-1 -

Form of the Merger Agreement

  - Exhibit 1-2 –

Form of the Joint Venture Operating Agreement

  - Exhibit 1-3 –

Form of the Outsourcing Agreement

  - Exhibit 1-4 -

Form of the License Agreement between Photronics and PSMC

  - Exhibit 1-5 -

Form of the License Agreement between DNP and PSMC

  - Exhibit 2 -

Project Timetable1

1*

  -Exhibit 5-1 -

Further Representations and Warranties of Photronics

  -Exhibit 5-2 –

Further Representations and Warranties of DNP

  - Exhibit 5-3 –

NWC Proposal

The Estimated * at Closing, the Estimated * at Closing, the Actual PSMC NWC at Closing, and * at Closing shall be determined in accordance with the principles set forth in this Exhibit and shall be (a) consistent with the preparation of the * as outlined in Exhibit A (including and excluding all line items outlined in such Exhibit) and (b) to the extent any of the line items appearing on the balance sheets of PSMC or DPTT as current assets or current liabilities under Taiwan GAAP are not included in Exhibit A, the inclusion of such items in the determination of the Estimated * at Closing, the Estimated * at Closing, the Actual * at Closing, and the Actual * at Closing shall be determined in accordance with the historical accounting practices of PSMC and DPTT.

Exhibit A.  PSMC MOU Net Working Capital / DPTT MOU Net Working Capital

*

Definitions*

*

Actual Mechanic

No less than 1 week prior to the scheduled Closing Date, both PSMC and DPTT shall deliver to the other party the Estimated * at Closing and Estimated * at Closing.  Both parties shall be required to make best efforts to reduce or increase cash at * such that the Estimated * at Closing is equal to * and Estimated * at Closing is equal to *.

One month following the Closing Date, both parties, PSMC and DPTT will deliver to one another the Actual * at Closing and Actual * at Closing, respectively:

(i)	If the Actual PSMC NWC at Closing exceeds or is less than the Estimated * at Closing by an amount greater than NT* then PLAB may extract or must inject *.

(ii)	If the Actual * at Closing exceeds or is less than the Estimated * at Closing by an amount greater than NT* then DNP may extract or must inject *.